Exhibit 3.21


                                  RESTATED

                         ARTICLES OF INCORPORATION

                                     OF

                                 [Company]


                  FIRST: The name of the corporation is [Company]
         (hereinafter, the "Corporation").

                  SECOND: The address of the registered agent is 520 Pike Street, Seattle, Washington 98101. The name of the registered agent at that address is CT Corporation System.

                  THIRD: The total number of shares of stock which the Corporation shall have authority to issue is One Thousand (1000) shares of Common Stock, each having a par value of one cent ($0.01).

                  FOURTH: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the Washington Business Corporation Act including, but not limited to, the acting as an insurance agent and the providing of insurance services, exclusive of the underwriting of insurance policies.